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                                                                   Exhibit 10.33

                                U. S. CAN COMPANY

                     SEPARATION AGREEMENT & GENERAL RELEASE

         James J. Poehling ("Employee" or "You") has been employed by the United States Can Company as its Senior Vice President - Sales and Channel Development and each have decided to end the employment relationship. Because both parties desire to end the relationship amicably and settle, compromise and resolve any and all matters, claims or controversies which could be raised in connection with any federal, state or local law, statute, rule, ordinance, regulation or the common law, without the concession of any liability or fault of any kind or nature on the part of U.S. Can and its present or past parents, subsidiaries, divisions, affiliates or related companies, and their respective successors or assigns, present or past officers, directors, employees or agents ("U.S. Can" or "Company"). In consideration of your acceptance of this Agreement and subject to your meeting in full your obligations under it and the Employee Agreement between you and U.S. Can, dated September 4, 2001 ("Employee Agreement"), and the Accession to the Stockholders Agreement, signed as of November 15, 2001 ("Accession Agreement"), copies of which are attached hereto as Exhibits A.1 and A.2, you will receive the following severance pay and benefits:

         1. Termination of employment; acknowledgement of payment for services, special separation remuneration. Employee's employment relationship with U.S. Can will terminate on November 28, 2003. Employee acknowledges that he has been fully compensated and will be fully compensated for his services through his last day worked by Employer's payment of his base salary in bi-weekly increments through his last day worked. Provided that Employee has not exercised his right of revocation as set forth in paragraph 13 of this Separation Agreement and General Release (Agreement), on the eighth (8(th)) day after Employee signs this Agreement, Employee will be eligible to receive thirty-nine (39) weeks of base salary continuance (i.e., exclusive of any car allowance, incentive compensation, if any, or any other form of compensation or remuneration), payable in bi-weekly increments beginning on or after Employee's last day worked through U.S. Can's inactive payroll. Such payments shall be subject to customary withholding and other employment taxes and any other voluntary, authorized or required deductions.

         2. Benefits. While on U.S. Can's inactive payroll, Employee will not be eligible to receive U.S. Can medical, dental, short-term or long-term disability insurance coverage,

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basic life insurance, optional life insurance, voluntary 24-hour accident insurance or business travel/accident coverage, or participate in the Salaried Employees Retirement and accumulation Plan (SRAP) or any other employee benefit or program provided to active employees. Employee will be eligible for any benefits which have heretofore vested to him in accordance with the applicable plan documents and/or his elections pertaining to SRAP or any other qualified or non-qualified plan. Employee also will be eligible for such COBRA benefits as authorized or required by law.

         3. Earned and Unused Vacation. Employee will be separately compensated (in a lump sum) for earned and unused vacation benefits that accrue through his last day worked.

         4. 2003 Bonus. Your bonus under the 2003 Management Incentive Plan, (as revised), if payable, will be prorated based on your service through your last day worked. It will be will be paid on or about March 15, 2004, based on 2003 audited results for the Company. Bonus payments are subject to customary withholding and other employment taxes and any other voluntary, authorized or required deductions.

         5. Options. You or your Permitted Transferees (as defined in the Stockholders Agreement dated October 4, 2000) will continue to hold any shares of basic U.S. Can Corporation restricted common stock ("basic restricted stock") and performance based U.S. Can Corporation restricted stock ("performance based restricted stock") that vested on or before November 28, 2003, subject to the terms and conditions of the governing Stockholders Agreement. Any unvested shares of basic or performance based restricted stock will be treated in accordance with the terms and conditions of the governing Stockholders Agreement. You hereby agree, however, that as of your last day worked, for all purposes of the Stockholders Agreement, you and your Permitted Transferees shall each be deemed to be an "Other Stockholder" rather than a "Management Stockholder" and that from time to time thereafter, at the request of U.S. Can Corporation and without further consideration, you shall execute and deliver further instruments and take such other actions, as U.S. Can Corporation may reasonably require, to more effectively evidence such designation.

         6. Confidentiality of this Agreement. Employee agrees to keep the existence, terms and substance of this Agreement confidential, and that he will not directly or indirectly disclose this Agreement to any person except his counsel, immediate family or financial advisor. This confidentiality obligation is in addition to those referenced in paragraph 2 of your Employee Agreement.

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         7. Employee Agreement, Non-Competition/Non-Solicitation Obligations,
Confidentiality Obligations and Return of Company Property. You are a party to that certain Employee Agreement with the Company, dated September 4, 2001. The Employee Agreement contains, among other things, restrictive covenants and certain confidentiality provisions that survive your last day worked and/or its termination. You specifically agree that the post-employment non-competition and non-solicitation of clients/customers covenants from the Employee Agreement will remain in effect until November 28, 2005. In addition, from November 28, 2003 through August 27, 2004, you agree to be bound by the following non-solicitation of employees clause:

                  You will not directly or indirectly on behalf of any other individual or entity employ, offer to employ, solicit for employment, engage as a consultant, advisor, independent contractor or form an association with any person who is then an employee of U.S. Can or any of its affiliates.

         You acknowledge that the Company has a protectible interest in you not directly or indirectly competing with them in the metal and rigid plastic segment of the packaging industry. However, if you present to U.S. Can the names of potential employers, U.S. Can will not unreasonably withhold giving you approval to work for any such potential employer. Your obligations under the confidentiality provisions of the Employee Agreement do not expire merely by the passage of time, but rather remain in effect according to their substantive terms. You agree to return to U.S. Can any property (keys, credit cards, passes, confidential documents or materials, all work-in-process, etc.) belonging to the Company, and to return all writings, files, records, correspondence, notebooks, notes and other document and things (including any copies thereof) containing confidential or proprietary information or trade secrets of the Company. The Employee Agreement will remain in effect following your last day worked and terminate in accordance with its terms.

         8. Post-Employment Assistance. You agree that, for the period beginning on November 29, 2003, and continuing for a reasonable period thereafter (including, at a minimum, all times during which you are receiving salary continuation), you will assist the Companies in the defense or prosecution of any claim that may be made by or against any of them, to the extent that such claim(s) may relate to services performed by you for the Companies. You agree to promptly inform the Company if you become aware of any such claim or threatened claim. The Companies will give due consideration to your other personal

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or professional commitments with regard to this duty of cooperation and to reimburse you for all of your reasonable out-of-pocket expenses associated with such assistance, in accordance with U.S. Can's then-current business expense reimbursement policies. The Company agrees to provide legal counsel to you in connection with such assistance (to the extent legally permitted). You also agree to promptly inform the Companies if you are asked to assist in any investigation of any of them (or their actions) that may relate to services performed by you for any of them, regardless of whether a lawsuit has then been filed against any of them with respect to such investigation.

         9. Nondisparagement/References. Employee agrees that he will refrain from making any negative, adverse or disparaging comments regarding U.S. Can or any of the Released Parties referred to in this Agreement. U.S. Can agrees that it will refrain from making any negative, adverse or disparaging comments regarding Employee provided that it may give truthful responses to employment reference inquiries upon receipt of a written release from Employee. In response to unsolicited requests for employment references or in the absence of a written release from Employee, U.S. Can will provide a neutral reference identifying Employee's dates of employment and positions held and that Employee voluntarily terminated employment with U.S. Can. Employee agrees to direct all employment references to Thomas J. Olander, Vice President, Human Resources.

         10. Release. (a) Employee is aware of his legal rights concerning his employment with U.S. Can. Employee, for himself, his heirs, executors, administrators, representatives, agents and assigns (Releasing Parties) hereby waives, generally releases and forever discharges U.S. Can, its present or past parents, subsidiaries, divisions, affiliates or related companies, and their respective successors and assigns, present or past officers, directors, employees and agents (Released Parties) from, and agrees not to file a lawsuit or administrative charge or complaint against any of the Released Parties for, any claims, demands, damages, grievances, causes of action, or suits for relief or remuneration whatsoever (Claims), whether known or unknown, arising or which could have arisen, up to and including the date of Employee's execution of this Agreement, including, without limitation, those arising out of or relating to Employee's employment or change in employment status or termination of employment, including any claims arising under the Age Discrimination in Employment Act of 1967, as amended, Title VII of the Civil Rights Act of 1964, as amended, Employee Retirement Income Security Act of 1974, as amended

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(including any claim under the United States Can Company Executive Severance
Plan), the Americans With Disabilities Act, the Family and Medical Leave Act, the Fair Labor Standards Act, as amended, the Illinois Human Rights Act, the Illinois Wage Payment and Collection Act, or any other federal, state, county, or local statute, law, ordinance, regulation, code or executive order, any claims alleging on-the-job injury, wrongful discharge, retaliatory discharge, tort or breach of contract (express or implied), and any claims, matters and issues which could have been asserted by the Releasing Parties against the Released Parties in any legal, administrative or other proceeding.

         11. Non-Admission of Liability. Nothing in this Agreement, nor any actions taken by any parties in connection herewith, shall constitute, be construed as, or be deemed to be, an admission of fault, liability or wrongdoing of any kind whatsoever on the part of U.S. Can or the Released Parties.

         12. Waiver of Right of Reinstatement. Employee expressly agrees never to assert a right to reinstatement with U.S. Can and expressly forever releases and discharges U.S. Can from any obligation to employ him in any capacity. However, Employee shall not be precluded from making any application for future employment and U.S. Can shall not be precluded from voluntarily rehiring Employee.

         13. Knowing and Voluntary Agreement; Statutory Consideration Period. By signing below, Employee expressly acknowledges and recites that: (a) he entered into this Agreement knowingly and voluntarily; (b) he read and understands this Agreement in its entirety; (c) he has been advised orally and is hereby advised in writing to consult with an attorney with respect to this Agreement before signing it; (d) he has not been forced to sign this Agreement by any employee or agent of U.S. Can; (e) he was provided twenty-one (21) calendar days after receipt of this Agreement to consider its terms before signing it; and (f) he is provided seven (7) calendar days from the date of signing to terminate and revoke this Agreement, but following the expiration of that seven (7) day period, the Agreement, including waiver and release provisions is effective and irrevocable.

         14. Entire Agreement; Termination of Prior Agreements. This Agreement, and the documents referenced herein, constitutes a final written expression of all the terms of this Agreement, is a complete and exclusive statement of those terms, and supersedes, terminates and discharges all previous oral and written agreements including, but not limited to, all contemporaneous oral negotiations, commitments and understandings.

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         15. Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of Illinois, without regard to its conflicts of law principles. If any provision of this Agreement shall be determined to be void or unenforceable, the remaining provisions shall be severable and enforceable in accordance with their terms.

         16. No Assignment. Neither this Agreement nor any part of it shall be assigned by Employee.

         17. Notices. All notices required or permitted hereunder shall be given in writing by certified or registered mail, return receipt requested, or by overnight courier, delivery confirmed, addressed, if to Employee at his last address as shown on U.S. Can's employment records and, if to U.S. Can, at the following address:

                         United States Can Company
                         700 Butterfield Rd.  Suite 250
                         Lombard, Illinois  60148
                         Attention:  Vice President, Human Resources

Either party may change its notice address by giving written notice hereunder of such change.

         18. Effect of Breach. Employee acknowledges that paragraphs 6, 7,8, 9 and 10 of this Agreement are material terms and that in the event of Employee's breach or threatened breach of such terms, U.S. Can may, in its sole discretion and without prior notice to Employee, suspend or discontinue payments due to Employee under this Agreement. U.S. Can shall not be obligated to resume payments unless it determines, in its sole discretion, that such breach or threatened breach did not occur or has been cured without material damage to U.S. Can's business interests.

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         19. No Modification or Waiver Without Written Amendment. This Agreement
may not be amended, nor any provision hereof waived, except in writing signed by both of the parties.

         20. Subject to Board Approval. The terms of this agreement are subject to approval by the Board of Directors.


ACCEPTED:                          FOR U.S. CAN COMPANY

/s/ James J. Poehling              /s/ Thomas J. Olander
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James J. Poehling                  Thomas J. Olander
                                   Vice President - Human Resources
October 24, 2003                   October 24, 2003
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(Date)                             (Date)

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